Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FPA ENERGY ACQUISITION CORP", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF APRIL, A.D. 2022, AT 11:25 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6759896 8100
SR# 20221628289

Authentication: 203313339
Date: 04-29-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:25 AM 04/26/2022
FILED 11:25 AM 04/26/2022
SR 20221628289 - File Number 6759896

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is FPA Energy Acquisition Corp.

2. The Registered Office of the corporation in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 111,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Frank Kristan
Mailing Address 332 North Henry St
Williamsburg VA Zip Code 23185

By: [signature]
Incorporator

Name: Frank Kristan
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